UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2009 ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51348 (Commission File Number)	32-0138874 (I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100 Plymouth, Minnesota (Address of Principal Executive Offices)	55442 (Zip Code)
(763) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 2, 2009, ev3 Inc. entered into a lease agreement with Talcott III Atria, LLC to rent approximately 75,000 square feet of space at 3033 Campus Drive, Plymouth, Minnesota, for an initial term of 80 months expected to commence on November 1, 2009. Subject to certain conditions, ev3 may extend the term of the lease for up to two additional terms of five years at the then market rate for rent. Pursuant to the lease agreement, the monthly rental payment will be approximately $95,000, subject to annual increases. In addition to base rent, ev3 will pay a certain percentage of the annual real estate taxes and operating expenses of the building. ev3 intends to use the new location for its corporate and U.S. peripheral vascular business headquarters. ev3’s current corporate and U.S. peripheral vascular business headquarters are located in a 50,000 square foot building in Plymouth, Minnesota and are subject to a lease that extends to February 28, 2010.
     The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the lease agreement or the transactions contemplated by the lease agreement. The foregoing description is qualified in its entirety by reference to the lease agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	Office Lease for Atria Corporate Center, dated April 2, 2009, by and between Talcott III Atria, LLC and ev3 Inc. (filed herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2009	ev3 INC.
	By:	/s/ Kevin M. Klemz
		Name:	Kevin M. Klemz
		Title:	Senior Vice President, Secretary and Chief Legal Officer

ev3 INC.
CURRENT REPORT ON FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Office Lease for Atria Corporate Center, dated April 2, 2009, by and between Talcott III Atria, LLC and ev3 Inc.	Filed herewith